EXHIBIT 16

August 24, 2006

Securities & Exchange Commission
Washington D.C. 20549

Ladies and Gentlemen:

We were previously the independent registered public accounting firm of China Mobility Solutions, Inc. and on March 31, 2006, we reported on the consolidated balance sheets of China Mobility Solutions, Inc. as of December 31, 2005 and 2004, and the related statements of operations, stockholders’ equity (deficit), and cash flows for the years then ended. On July 21, 2006 we resigned as the independent registered public accounting firm of China Mobility Solutions, Inc. We have read China Mobility Solutions, Inc. ‘s statements included under Item 4.01 of its Form 8-K dated August 24, 2006, and we agree with such statements, except that we are not in a position to agree or disagree with China Mobility Solutions, Inc.’s statements related to the engagement of Michael T. Studer, C.P.A., P.C. as their independent registered public accounting firm.

Very truly yours,
MOEN & COMPANY, LLP.

By:	/s/ Moen & Company, LLP

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